As filed with the Securities and Exchange Commission on September 26, 2003.

Registration No. 333-____________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

IMMUCOR, INC.
(Exact Name of Registrant as Specified in Its Charter)

      Georgia                                                               22-2408354
(State or other jurisdiction of incorporation or organization)           (I.R.S. Employer Identification No.)

3130 Gateway Drive
P.O. Box 5625
Norcross, Georgia 30091
(Address of Principal Executive Offices)

Immucor, Inc. 1995 Stock Option Plan
(Full title of the plan)

Edward L. Gallup, Chief Executive Officer
Immucor, Inc.
3130 Gateway Drive
P.O. Box 5625
Norcross, Georgia 30091-5625
(770) 441-2051
(Name, address, and telephone number of agent for service)

CALCULATION OF REGISTRATION FEE

			Proposed
Title of		Proposed	Maximum
Securities	Amount	Maximum	Aggregate	Amount of
to be	to be	Offering Price	Offering	Registration
Registered	Registered (1)	Per Share (2)	Price	Fee
Common Stock
$ 0.10 par value	71,583	$6.46	$462,426.18	$37.41
per share

Common Stock
$ 0.10 par value	10,500	$6.00	$63,000.00	$5.10
per share

Common Stock
$ 0.10 par value	3,750	$5.84	$21,900.00	$1.77
per share

Total	85,833		$547,326.18	$44.28

(1)	Pursuant to Rule 416(a), also covers additional securities that may be offered as a result of stock splits, stock dividends, and similar transactions.
(2)	Represents the exercise price of options to purchase Common Stock of Immucor, Inc, and is calculated pursuant to Rule 457(h).

INTRODUCTION

        This Registration Statement on Form S-8 is filed by Immucor, Inc., a Georgia corporation (the “Company,” “Corporation” or “Registrant”), relating to 85,833 shares of its common stock, par value $0.10 per share (the “Common Stock”), issuable to eligible employees of the Company under the Immucor, Inc. 1995 Stock Option Plan, as amended (the “Plan”).

PART I

INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

        Not filed as part of this Registration Statement pursuant to the Note to Part 1 of Form S-8.

Item 2. Registrant Information and Employee Plan Annual Information.

        Not filed as part of this Registration Statement pursuant to the Note to Part 1 of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

        The following documents, which previously have been filed by the Company with the Securities and Exchange Commission (the “Commission”), are hereby incorporated by reference into this Registration Statement:

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended May 31, 2003;

(b)	All reports filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since May 31, 2003; and

(c)

The description of the Company’s Common Stock (the “Common Stock”) as contained in the Company’s Registration Statement on Form 8-A (Registration No. 0-14820) as declared effective by the Commission on July 21, 1986, including any amendment or report filed for the purpose of updating such description.

        In addition, all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereunder have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statement and to be a part thereof from the date of the filing of such documents.

Item 4. Description of Securities.

        Not applicable.

Item 5. Interests of Named Experts and Counsel.

        Not applicable.

Item 6. Indemnification of Directors and Officers.

        Section 14-2-850, et. seq., of the Georgia Business Corporation Code (the “GBCC”) authorizes the Company to indemnify its directors, officers, employees and agents in certain circumstances. Section 14-2-856 of the GBCC expressly allows the Company to provide indemnification rights that are broader than provided under the GBCC if contained in the Company’s articles of incorporation or in a bylaw, contract or resolution approved or ratified by a majority of the votes entitled to be cast in a vote of the Company’s shareholders. Article Eight of the Company’s Bylaws provides broader indemnification rights than expressly provided under the GBCC and has been ratified by the Company’s shareholders.

        Article Eight of the Company’s Bylaws generally requires the Company to indemnify directors and executive officers who are parties to any civil, criminal, administrative or investigative action, suit or proceeding by reason of the fact that such person was or is one of the Company’s directors or executive officers. Except as noted in the next paragraph, directors and executive officers are entitled to be indemnified against expenses (including but not limited to attorneys’ fees and court costs), and against any judgments, fines and amounts paid in settlement actually and reasonably incurred by them. Directors and executive officers also generally are entitled to have the Company advance any of those expenses prior to final disposition of the proceeding provided that:

(1)	the director or executive officer furnishes the Company with a written affirmation of his or her good faith belief that his or her conduct does not constitute the type of behavior for which indemnification is prohibited (discussed in the following paragraph);

(2)	the Company’s Board of Directors has not made its own determination that the director or executive officer is not entitled to indemnification; and

(3)	the director or executive officer furnishes the Company with an undertaking to repay the Company if it is ultimately determined that he or she is not entitled to indemnification.

        The GBCC and Article Eight of the Company’s Bylaws prohibits the Company from indemnifying directors and officers for the following types of liabilities:

(1)	any appropriation, in violation of the director’s or officer’s duties, of any business opportunities of the Company;

(2)	acts or omissions that involve intentional misconduct or a knowing violation of law;

(3)	liability under Section 14-2-832 of the GBCC (pertaining to unlawful dividends or other distributions); and

(4)	any transaction from which the director or officer derived an improper personal benefit.

        In addition, as permitted by Subsection (b)(4) of Section 202 GBCC, the Company’s Articles of Incorporation limits the personal liability of a director of the Company to the Company or its shareholders for monetary damages for breach of duty of care or other duty as a director to the amount of such director’s compensation for services as a director during the twelve-month period immediately preceding such breach, except that a director’s liability shall not be so limited for (i) any appropriation, in violation of the director’s duties, of any business opportunity of the Company, (ii) acts or omissions which involve intentional misconduct or a knowing violation of law, (iii) liability under Section 14-2-832 of the GBCC, or (iv) any transaction from which the director derived an improper personal benefit. The effect of this provision is to limit the rights of the Company and its shareholders (through shareholders’ derivative suits on behalf of the Company) to recover monetary damages against a director for breach of fiduciary duty (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in the preceding sentence.

        The Board of Directors may, but is not obligated to, indemnify other officers, employees and agents to the same extent it may indemnify directors, subject to all of the accompanying conditions and obligations, except that the indemnification so provided need not be limited by a requirement that officers, employees and agents bear the liability up to the amount of their compensation over a 12-month period. Except for certain executive officers, the Board of Directors to date has not extended indemnification rights to any officers, employees or agents.

        Upon authorization by the Board of Directors, the Company can enter into an agreement or agreements providing to any person who was or is one of the Company’s directors, officers, employees or agents, indemnification rights substantially the same as those provided to directors under Article Eight. The Company has entered into written agreements with certain current and former members of its Board of Directors to provide such persons indemnification as described above and to assure such persons that the Company will continue to provide such indemnification even if our bylaws are amended in the future. The Company currently has no plans to enter into such agreements with any other person. Finally, the Company can purchase and maintain insurance on behalf of any person who is or was one of the Company’s directors, officers, employees or agents against any liability asserted against him or her or incurred by him or her in any such capacity, whether or not the Company would have the power to indemnify him or her against that liability under Article Eight.

Item 7. Exemption from Registration Claimed.

        Not applicable.

Item 8. Exhibits.

        The following exhibits are filed with this Registration Statement:

         Exhibit
         Number                           Description of Exhibit

4.1	Amended and Restated Articles of Incorporation (incorporated by reference to Exhibit 3.1 to Immucor, Inc.’s quarterly report on Form 10-Q for the quarter ended November 30, 2000).

4.2	Amended and Restated Bylaws (amended and restated as of February 12, 2002; incorporated by reference to Exhibit 3.2 to Immucor, Inc.’s quarterly report on Form 10-Q for the quarter ended February 28, 2002).

4.3	Amended and Restated Shareholder Rights Agreement dated as of November 20, 2001 between Immucor, Inc. and EquiServe Trust Company, N.A. as Rights Agent (incorporated by reference to Exhibit 4.1 to Immucor, Inc.’s quarterly report for the quarter ended November 30, 2001).

4.4	Immucor, Inc. 1995 Stock Option Plan, as amended, including as Exhibit A thereto a form of Stock Option Agreement.

5.1	Opinion of Sutherland Asbill & Brennan LLP.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Sutherland Asbill & Brennan LLP (contained in their opinion filed as Exhibit 5.1)

Item 9. Undertakings.

    (a)     The undersigned Registrant hereby undertakes:

        (1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i)     To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

             (ii)    To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

             (iii)   To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

        (2)     That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b)     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c)     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Norcross, State of Georgia on this 26th day of September, 2003.

                IMMUCOR, INC.

                           By: /s/ Edward L. Gallup
                           Edward L. Gallup
                                    Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ EDWARD L. GALLUP
Edward L. Gallup, Director, Chairman of the Board of Directors,
Chief Executive Officer
(Principal Executive Officer)
September 26, 2003

/s/ DR. GIOACCHINO DE CHIRICO
Dr. Gioacchino De Chirico, Director, President and Chief Operating Officer
September 26, 2003

/s/ STEVEN C. RAMSEY
Steven C. Ramsey, Vice President— Chief Financial Officer and Secretary
(Principal Financial and Accounting Officer)
September 26, 2003

/s/ RALPH A. EATZ
Ralph A. Eatz, Director, Senior Vice President – Chief Scientific Officer
September 26, 2003

/s/ DANIEL T. MCKEITHAN
Daniel T. McKeithan, Director
September 26, 2003

/s/ ROSWELL S. BOWERS
Roswell S. Bowers, Director
September 26, 2003

/s/ MARK KISHEL
Mark Kishel, M.D., Director
September 26, 2003

/s/ JOSEPH E. ROSEN
Joseph E. Rosen, Director
September 26, 2003

/s/ JOHN A. HARRIS
John A. Harris, Director
September 26, 2003

EXHIBIT INDEX

         Exhibit
         Number                           Description of Exhibit

4.1	Amended and Restated Articles of Incorporation (incorporated by reference to Exhibit 3.1 to Immucor, Inc.’s quarterly report on Form 10-Q for the quarter ended November 30, 2000).

4.2	Amended and Restated Bylaws (amended and restated as of February 12, 2002; incorporated by reference to Exhibit 3.2 to Immucor, Inc.’s quarterly report on Form 10-Q for the quarter ended February 28, 2002).

4.3	Amended and Restated Shareholder Rights Agreement dated as of November 20, 2001 between Immucor, Inc. and EquiServe Trust Company, N.A. as Rights Agent (incorporated by reference to Exhibit 4.1 to Immucor, Inc.’s quarterly report for the quarter ended November 30, 2001).

4.4	Immucor, Inc. 1995 Stock Option Plan, as amended, including as Exhibit A thereto a form of Stock Option Agreement.

5.1	Opinion of Sutherland Asbill & Brennan LLP.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Sutherland Asbill & Brennan LLP (contained in their opinion filed as Exhibit 5.1)